Exhibit 99.1

NEWS

For immediate release

Contact:	Timothy J. Romenesko
Vice President, Chief Financial Officer
(630) 227-2090
e-mail address: tromenesko@aarcorp.com
web address: www.aarcorp.com

AAR REPORTS RECORD QUARTERLY EARNINGS

•                     121% growth in income from continuing operations for the fourth quarter; 89% for the year

•                     Fourth quarter sales growth of 21%; annual sales growth of 20%

•                     Record net income of $12.9 million for the fourth quarter

•                     Cash flow from operations of $22 million for the fourth quarter

WOOD DALE, ILLINOIS (July 12, 2006) — AAR CORP. (NYSE: AIR) today reported fourth quarter net sales of $253.5 million and income from continuing operations of $12.9 million or $0.31 per diluted share. For the fourth quarter of last year, the Company reported net sales of $209.9 million and income from continuing operations of $5.8 million or $0.17 per diluted share. Sales from new supply chain programs, the ramp up of operations at the Company’s Indianapolis maintenance facility and continued strong demand for specialized mobility products were the primary drivers of the 21% year-over-year sales growth for the quarter as the Company capitalized on the trends of MRO outsourcing and value-added supply chain management solutions. Income from continuing operations increased 121% in the fourth quarter due mainly to higher volumes, improved margins and operational efficiencies.

For the fiscal year ended May 31, 2006, the Company reported net sales of $897.3 million and income from continuing operations of $35.2 million or $0.94 per diluted share. In the prior year, net sales were $747.8 million, and income from continuing operations was $18.6 million or $0.55 per diluted share. The same drivers that fueled the growth in the fourth quarter contributed to the 20% sales growth and 89% growth in income from continuing operations for the year.

“Fiscal 2006 was an excellent year for AAR,” said David P. Storch, Chairman, President and Chief Executive Officer of AAR CORP. “During the year we launched several significant new programs, raised $150 million in capital to fund future growth and reported solid financial results, including the record net income achieved in the fourth quarter. We strengthened the balance sheet and our overall financial position throughout the year, increasing stockholders’ equity by 34% to $423

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

million and finishing the year with $205 million of cash and amounts available from our credit lines. I believe the Company has successfully completed its transition from recovery to health.”

Following are highlights for each segment:

•  Aviation Supply Chain — Sales increased 12% for the quarter and 18% for the year compared to the same periods a year ago. New programs with Mesa Air Group and the United Kingdom Ministry of Defence, as well as overall robust demand for the Company’s parts supply products and repair services, translated into strong sales and margin gains.

•  Maintenance, Repair and Overhaul — Sales increased 57% for the quarter and 63% for the year compared to the same periods a year ago. The addition of sales from AAR’s Indianapolis-based heavy maintenance operation was the major driver for the sales growth. Volumes were also higher at the Company’s aircraft maintenance operation in Oklahoma City and landing gear repair operation in Miami.

•  Structures and Systems — Sales increased 19% for the quarter and 20% for the year compared to the same periods a year ago. All businesses within this segment experienced growth in sales for the year, with the majority of the growth from continued high levels of demand for specialized mobility products. Margin pressure related to product mix within this segment continued in the fourth quarter, while overall performance in this segment remained strong.

•  Aircraft Sales and Leasing — Operating income for this segment increased significantly in the fourth quarter and for the year versus the same periods last year. One aircraft was added to a joint venture during the fourth quarter, bringing the total number of aircraft held in joint ventures to 16 at May 31, 2006. The Company also owns 7 aircraft outside of joint ventures.

Sales to defense and commercial customers grew significantly during fiscal 2006. Growth in defense sales was 25% for the fourth quarter and 24% for the year. Growth in commercial sales was 21% for the quarter and 19% for the year.

The gross profit margin was 18.9% in the fourth quarter, up from 16.7% in the fourth quarter of last year. For the year, the gross profit margin was 18.3% versus 16.2% in the prior year. Selling, general and administrative costs increased for the quarter and the year as part of the Company’s growth strategy, but decreased as a percentage of sales. In addition, improved performance in the aircraft joint ventures drove higher profits reflected in equity in earnings of joint ventures. The operating profit margin reached 8.0% in the fourth quarter and 7.2% for the year. Operating profit margins for the same periods last year were 4.3% and 4.5%, respectively.

The Company generated operating cash flow of $22 million and reduced its net interest expense by $0.5 million in the fourth quarter. Large investments in working capital during the first three quarters of fiscal 2006 resulted in an operating cash outflow of $40 million for the year. These investments fueled significant growth for the Company and are currently earning solid returns as reflected in the operating results.

Storch continued, “The Company is in a great position to execute its growth strategy and provide commercial and defense customers with new and innovative solutions to meet their maintenance, supply and logistics requirements. During the year, we strengthened our capital structure, made numerous investments and aligned our capabilities to high-growth markets.”

Significant Events in Fiscal 2006

Commercial Aviation Market

•                        Selected to provide end-to-end supply chain solution for Mesa Air Group CRJ 200/700/900 and ERJ 145 regional jets

•                        Selected by BAE Systems and ATR to provide component support for regional aircraft

•                        Signed agreements with China Airlines, Shanghai Airlines and China Eastern Airlines (Yunnan) for landing gear maintenance, repair and overhaul

Defense Services Market

•                        Selected to support United Kingdom’s Royal Air Force E-3D AWACS program

•                        Signed an agreement to provide cargo systems for the Airbus A400M military transport aircraft

•                        Awarded a contract to provide pallets for the U.S. Air Force

Financial

•                        Issued $150 million of 1.75% convertible senior notes due in 2026

•                        Acquired $50.6 million of the 2.875% convertible senior notes due 2024, or approximately 76% of the previously outstanding principal amount, in exchange for 2.72 million newly issue shares of common stock

•                        Retired $7.2 million of the 6.875% senior notes due in December 2007

Other

•                        Completed certification milestones for Malaysian joint venture, AAR Landing Gear Services Sdn. Bhd.

•                        Received special recognition from the FAA for earning their Diamond Certificate of Excellence for training for the second consecutive year

AAR is a leading provider of products and value-added services to the worldwide aviation/aerospace industry. With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve airline and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 10:30 a.m. CDT on July 12, 2006. The conference call can be accessed by calling 866-238-0826 from inside the U.S. or 703-639-1158 from outside the U.S. A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 931175). The replay will be available from 1:30 p.m. CDT on July 12, 2006 until 11:59 p.m. CDT on July 19, 2006.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations (In thousands except per share data)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2006	2005	2006	2005
Sales	$253,480	$209,926	$897,284	$747,848
Cost and expenses:
Cost of sales	205,630	174,832	733,303	627,022
Selling, general and administrative	28,009	26,442	101,326	87,902

Equity in earnings of joint ventures	442	362	1,502	568
Operating income	20,283	9,014	64,157	33,492
Gain (loss) on extinguishment of debt	—	2,567	(3,893)	3,562
Interest expense	4,571	4,062	18,004	16,917
Interest income	1,425	399	3,236	1,502
Income from continuing operations beforeincome taxes	17,137	7,918	45,496	21,639
Income tax expense	4,238	2,090	10,333	3,067
Income from continuing operations	12,899	5,828	35,163	18,572

Discontinued operations:
Operating loss, net of tax	—	—	—	(798)
Loss on disposal, net of tax	—	(95)	—	(2,321)
Loss from discontinued operations	—	(95)	—	(3,119)
Net income	$12,899	$5,733	$35,163	$15,453

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.36	$0.18	$1.05	$0.58
Loss from discontinued operations	—	—	—	(0.10)
Earnings per share - Basic	$0.36	$0.18	$1.05	$0.48

Earnings per share - Diluted:
Earnings from continuing operations	$0.31	$0.17	$0.94	$0.55
Loss from discontinued operations	—	—	—	(0.09)
Earnings per share - Diluted	$0.31	$0.17	$0.94	$0.46

Average shares outstanding - Basic	35,867	32,439	33,530	32,297
Average shares outstanding - Diluted	43,117	36,410	38,852	36,205

Consolidated Balance Sheet Highlights (In thousands except per share data)	May 31, 2006	May 31, 2005
Cash and cash equivalents	$121,738	$50,338
Current assets	624,454	474,542
Current liabilities (excluding debt accounts)	185,499	156,280
Net property, plant and equipment	72,637	71,474
Total assets	978,819	732,230
Total recourse debt	293,624	202,042
Total non-recourse debt	27,241	28,862
Stockholders’ equity	422,717	314,744
Book value per share	$11.53	$9.66
Shares outstanding	36,654	32,586

Sales by Business Segment (In thousands)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2006	2005	2006	2005
Aviation Supply Chain	$128,892	$115,419	$461,166	$390,060
Maintenance, Repair and Overhaul	57,438	36,680	182,258	111,932
Structures and Systems	63,472	53,303	240,513	200,717
Aircraft Sales and Leasing	3,678	4,524	13,347	45,139
	$253,480	$209,926	$897,284	$747,848

Diluted Earnings Per Share Calculation (In thousands except per share data)	Three Months Ended May 31,		Twelve Months Ended May 31,
	2006	2005	2006	2005
Net income as reported	$12,899	$5,733	$35,163	$15,453
Add: After-tax interest on convertible debt	491	306	1,461	1,230
Net income for diluted EPS calculation	$13,390	$6,039	$36,624	$16,683

Diluted shares outstanding	43,117	36,410	38,852	36,205

Diluted earnings per share	$0.31	$0.17	$0.94	$0.46